As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESPONSYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0476820
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

(Address of Principal Executive Offices and Zip Code)

2011 Equity Incentive Plan

(Full Title of the Plan)

Julian K. Ong, Esq.

General Counsel

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

(Name and Address of Agent for Service)

(650) 745-1700

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Vetter, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

(650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share	2,000,000(2)	$8.61(3)	$17,220,000	$2,349

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock under the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents an automatic increase to the number of shares available for issuance under the 2011 Plan effective January 1, 2013. Shares available for issuance under the 2011 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on June 30, 2011 (Registration No. 333-175276) and March 30, 2012 (Registration No. 333-180491).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act using the average of the high and low prices for the Registrant’s common stock as reported on the NASDAQ Global Select Market on March 13, 2013.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the SEC to register 2,000,000 additional shares of common stock under the Registrant’s 2011 Plan pursuant to the provisions of the 2011 Plan providing for an automatic increase in the number of shares of common stock reserved for issuance under the 2011 Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the SEC on June 30, 2011 (Registration No. 333-175276).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Bruno, State of California, on this 18th day of March, 2013.

RESPONSYS, INC.

/s/ Daniel D. Springer
Daniel D. Springer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel D. Springer, Christian A. Paul and Julian K. Ong, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel D. Springer Daniel D. Springer	Chief Executive Officer and Chairman (Principal Executive Officer)	March 18, 2013

/s/ Christian A. Paul Christian A. Paul	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2013

/s/ Robert W. Frick Robert W. Frick	Director	March 18, 2013

/s/ Edwin J. Gillis Edwin J. Gillis	Director	March 18, 2013

/s/ Bruce Golden Bruce Golden	Director	March 18, 2013

/s/ Greg Gretsch Greg Gretsch	Director	March 18, 2013

/s/ Michael N. Schuh Michael N. Schuh	Director	March 18, 2013

Exhibit Index

		Incorporated by Reference
Exhibit No.	Exhibit Title	Form	File No.	Exhibit No.	Filing Date	Filed Herewith

4.01	Restated Certificate of Incorporation of the Registrant.	10-Q	001-35125	3.3	05/23/11

4.02	Amended and Restated Bylaws of the Registrant.	10-Q	001-35125	3.4	05/23/11

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

24.01	Power of Attorney (see signature page hereto).					X

99.01	2011 Equity Incentive Plan and forms of stock option award agreement, restricted stock award agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.	S-1	333-171377	10.3	04/04/2011